Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Corporate Communications	Investor Relations
	609-252-7938	212 546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

BRISTOL-MYERS SQUIBB NAMES VICKI L. SATO TO BOARD OF DIRECTORS

(NEW YORK, July 11, 2006) – Bristol-Myers Squibb Company (NYSE: BMY) today announced that its Board of Directors has elected Vicki L. Sato, Ph.D., to the Board effective today.

Dr. Sato is currently professor of management practice at the Harvard Business School and professor of molecular and cell biology at Harvard University. In 2005, she retired as president of Vertex Pharmaceuticals, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance. Dr. Sato also served as chief scientific officer, senior vice president of research and development, and chair of the Scientific Advisory Board at Vertex before being named president in 2000. Prior to joining Vertex, Dr. Sato was vice president of research at Biogen, Inc. and served on the Biogen Scientific Board.

She currently is a member of the Board of Directors of PerkinElmer Corporation, Infinity Pharmaceuticals and Alnylam Pharmaceuticals.

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Dr. Sato received her A.B. degree from Radcliffe College and both her A.M. and Ph.D. degrees from Harvard University. After completing postdoctoral work at both the University of California, Berkeley, and Stanford Medical Center, Dr. Sato was appointed to the biology faculty of Harvard University.

“Dr. Sato’s broad and distinguished background in both science and business make her an outstanding addition to our Board of Directors,” said Peter R. Dolan, chief executive officer, Bristol-Myers Squibb. James D. Robinson III, chairman of Bristol-Myers Squibb added, “We all are looking forward to working with Dr. Sato and benefiting from her insights and expertise gained over her many years of experience in the scientific and business communities.”

Bristol-Myers Squibb is a global pharmaceutical and related healthcare products company whose mission is to extend and enhance human life.

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